Exhibit 16.1

September 11, 2014

Securities and Exchange Commission

Washington, D.C. 20549

Commissioners:

We have read Mevion Medical Systems, Inc.’s statements included under the heading “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure” in this Registration Statement on Form S-1 filed on September 11, 2014, and we agree with such statements concerning our firm.

/s/ McGladrey LLP

McGladrey LLP